Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-169345 of Behringer Harvard Opportunity REIT II, Inc. on Form S-11 of our reports dated November 12, 2010 and January 26. 2011, related to the statement of revenues and certain operating expenses of Parrot’s Landing, a multi-family community located in North Lauderdale, Florida and of Interchange Business Center, a four-building, Class A industrial property located in San Bernardino, California, for the year ended December 31, 2009, (which reports on the statement of revenues and certain operating expenses expresses an unqualified opinion and includes explanatory paragraphs referring to the purpose of the statements) appearing in the Current Report on Forms 8-K/A of Behringer Harvard Opportunity REIT II, Inc. dated November 12, 2010 and January 26, 2011 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/S/ SAVILLE, DODGEN & COMPANY, PLLC

Dallas, Texas
February 11, 2011